The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale of securities is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 23, 2012

January , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0182 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January 23, 2014
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance by the asset. The leverage typically applies only for a limited range of positive performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return, and if the closing value of the asset on the valuation date is less than the closing value of the underlying asset on the pricing date by more than the buffer amount, investors are exposed to the negative performance of the asset in excess of the buffer amount.  The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is substantially less than the stated principal amount of each Buffered PLUS.

Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Underwriting fee and issue price” below)
Pricing date:	January , 2012 (expected to price on or about January 26, 2012)
Original issue date:	January , 2012 (three business days after the pricing date)
Maturity date:	January , 2014 (expected to be January 30, 2014)
Underlying shares:	Shares of the Market Vectors® Gold Miners ETF (NYSE Arca Symbol: “GDX”)
Share underlying index:	NYSE Arca Gold Miners Index
Payment at maturity per Buffered PLUS:	■	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	■	If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $10
	■	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 × share performance factor) + $1.00
This amount will be less than the $10 stated principal amount per Buffered PLUS. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 × leverage factor × share percent increase
Initial share price:
$         , the closing price of one underlying share on the pricing date, subject to adjustment upon the occurrence of certain limited events having a dilutive or concentrative effect on the underlying shares

Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	January , 2014 (expected to be January 27, 2014), subject to postponement for non-underlying asset business days and certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$14.50 to $15.00 per Buffered PLUS (145% to 150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
CUSIP:	17317U253
ISIN:	US17317U2539
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per Buffered PLUS	$10.000	$0.225	$9.775
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Buffered PLUS, is acting as principal and will receive an underwriting fee of $0.225 for each Buffered PLUS sold in this offering.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.225 for each Buffered PLUS they sell.  Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.225 for each Buffered PLUS they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines.  You should refer to “Risk Factors,” “Fact Sheet—Fees and selling concessions” “ and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

PLUS Product Supplement filed on May 16, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview
Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January   , 2014 (the “Buffered PLUS”) can be used:

■
As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates); however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the underlying shares, which, as of January 20, 2012, had a trailing 12-month dividend yield of 0.2875%.  If this dividend yield remained constant for the term of the Buffered PLUS, this would be equivalent to 0.5750% (calculated on a simple interest basis) over the approximately 24-month term of the Buffered PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

■
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

■	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	Approximately 24 months

Leverage factor:	200%

Maximum payment at maturity:	$14.50 to $15.00 per Buffered PLUS (145% to 150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

Listing:	The Buffered PLUS will not be listed on any securities exchange.

All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

Market Vectors® Gold Miners ETF Overview

The Market Vectors® Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks to replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index, which we refer to as the share underlying index.  The share underlying index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold and silver.  The share underlying index includes common stocks and American Depositary Receipts (“ADRs”) of selected companies that are involved in mining of gold and silver and that are listed for trading on the New York Stock Exchange (the “NYSE”), NYSE Alternext US LLC ( “NYSE Alternext”) or quoted on the NASDAQ Stock Market (the “NASDAQ”).  Information provided to or filed with the Commission by the Market Vectors® Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” below.  None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding the Market Vectors® Gold Miners ETF is accurate or complete.

Information as of market close on January 20, 2012:

Bloomberg Ticker Symbol:	GDX

Current Share Price:	$52.18

52 Weeks Ago (on 1/20/2011):	$54.64

52 Week High (on 9/8/2011):	$66.69

52 Week Low (on 12/28/2011):	$50.07

January 2012	PS-2

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Market Vectors® Gold Miners ETF – Daily Closing Prices January 3, 2007 to January 20, 2012

Key Investment Rationale

This approximately 24-month investment offers 200% leveraged upside on the positive performance of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates), subject to a maximum payment at maturity of $14.50 to $15.00 per Buffered PLUS (145% to 150% of the stated principal amount) (to be determined on the pricing date), and provide a buffer against a decline of 10% in the underlying shares from the pricing date to the valuation date (as measured solely on those two dates), ensuring a minimum payment of $1.00 per Buffered PLUS at maturity, subject to the credit risk of Citigroup Inc.

Investors will not be entitled to receive any dividends paid with respect to the underlying shares.  As of January 20, 2012, the trailing 12-month dividend yield of the underlying shares was 0.2875%, which, if this dividend yield remained constant for the term of the Buffered PLUS, would be equivalent to 0.5750% (calculated on a simple interest basis) over the approximately 24-month term of the Buffered PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

Leveraged Performance
The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance from the pricing date to the valuation date.

Payment Scenario 1
The closing price of the underlying shares is greater on the valuation date than on the pricing date and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $10 plus 200% of the share percent increase, subject to a maximum payment at maturity of $14.50 to $15.00 per Buffered PLUS (145% to 150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Payment Scenario 2
The closing price of the underlying shares is between 0% and 10% lower on the valuation date than on the pricing date and, at maturity, the Buffered PLUS are redeemed for the $10 stated principal amount.

Payment Scenario 3
The closing price of the underlying shares is more than 10% lower on the valuation date than on the pricing date and, at maturity, the Buffered PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the percentage decrease in excess of the buffer amount of 10%. For example, if the closing price of the underlying shares is 40% lower on the valuation date than on the pricing date, then the Buffered PLUS will be redeemed at maturity for $7.00, or 70% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

Summary of Selected Key Risks (see page PS-13)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

January 2012	PS-3

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

▪	Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

▪	Historically, the closing price of the underlying shares has been volatile and has been affected by numerous factors.

▪
The return on the Buffered PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the Buffered PLUS, and any actual or anticipated change to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

▪	Investing in the Buffered PLUS exposes investors to risks associated with investments in securities concentrated in a single industry.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the share underlying index.

▪	Adjustments to the underlying shares or the share underlying index could adversely affect the value of the Buffered PLUS.

▪	You will have no rights against the investment adviser to the Market Vectors® Gold Miners ETF or the publisher of the share underlying index.

▪	The Market Vectors® Gold Miners ETF is not the same as the share underlying index.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS.

▪	The U.S. federal tax consequences of an investment in the Buffered PLUS are unclear.

January 2012	PS-4

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each $10 stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of the underlying shares on the valuation date. The investor may lose up to 90% of the stated principal amount. The Buffered PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2012 (expected to price on or about January 26, 2012)	January , 2012 (three business days after the pricing date)	January , 2014 (expected to be January 30, 2014)

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is substantially less than the stated principal amount of each Buffered PLUS.

Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Underlying shares:	Shares of the Market Vectors® Gold Miners ETF (NYSE Arca Symbol: “GDX”)
Share underlying index:	NYSE Arca Gold Miners Index
Interest:	None
Payment at maturity per Buffered PLUS:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 × share performance factor) + $1.00
This amount will be less than the $10 stated principal amount. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 × leverage factor × share percent increase
Leverage factor:	200%
Share percent increase:	(final share price – initial share price) / initial share price
Buffer amount:	10%
Share performance factor:	final share price / initial share price
Initial share price:
$         , the closing price of one underlying share on the pricing date, subject to adjustment upon the occurrence of certain limited events having a dilutive or concentrative effect on the underlying shares

Final share price:	The closing price of one underlying share on the valuation date
Valuation date:	January , 2014 (expected to be January 27, 2014), subject to postponement for non-underlying asset business days and certain market disruption events
Maximum payment at maturity:	$14.50 to $15.00 per Buffered PLUS (145% to 150% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Risk factors:	Please see “Risk Factors” beginning on page PS-13.
Clearing and settlement:	DTC

January 2012	PS-5

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	17317U253
ISIN:	US17317U2539
Tax considerations:
Each holder, by purchasing a Buffered PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale or exchange of a Buffered PLUS, or settlement of a Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

Even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS may be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or settlement of the PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its PLUS in the underlying shares and sold those shares for their fair market value on the date its PLUS are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the PLUS, and the U.S. Holder would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. persons should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations – Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or settlement of their Buffered PLUS.  Special rules apply to Non-U.S. Holders whose gain on their Buffered PLUS is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)

January 2012	PS-6

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares or the stocks that constitute the share underlying index, in swaps, options and/or futures contracts on the underlying shares, the share underlying index and/or on the stocks that constitute the share underlying index, and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares, and, accordingly, potentially increase the initial share price, and, therefore, increase the price at which the underlying shares must close on the valuation date before investors would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Buffered PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Buffered PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Buffered PLUS or (B) its acquisition and holding of the Buffered PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, is acting as principal and will receive an underwriting fee of $0.225 for each Buffered PLUS sold in this offering.  Certain selected dealers affiliated with Citigroup Global Markets Inc., including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from Citigroup Global Markets Inc. a fixed selling concession of $0.225 for each Buffered PLUS they sell.  Certain other broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $0.225 for each Buffered PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Buffered PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly, without the prior written consent of the client.  See “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement for more information.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Buffered PLUS.

Brazil
The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

January 2012	PS-7

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Mexico
Pursuant to the Mexican Securities Market Law, the Buffered PLUS have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay
In Uruguay, the Buffered PLUS are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The Buffered PLUS are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The Buffered PLUS do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru
The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia
The offshore Buffered PLUS are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this pricing supplement have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this pricing supplement, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Buffered PLUS, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this pricing supplement nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS may be circulated or distributed, nor may the Buffered PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this pricing supplement may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Buffered PLUS, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

January 2012	PS-8

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Buffered PLUS under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Buffered PLUS distributed by such dealers.

We encourage you to also read the accompanying PLUS product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this pricing supplement, before you invest in the Buffered PLUS.

January 2012	PS-9

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the underlying shares.  As of January 20, 2012, the trailing 12-month dividend yield of the underlying shares was 0.2875%. If this dividend yield remained constant for the term of the Buffered PLUS, this would be equivalent to 0.5750% (calculated on a simple interest basis) over the approximately 24-month term of the Buffered PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest  payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$14.75 per Buffered PLUS (147.50% of the stated principal amount)

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

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If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of 123.75% of the initial share price.

January 2012	PS-10

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

■	If the final share price is between 0% and 10% less than the initial share price, investors will receive the stated principal amount of $10 per Buffered PLUS.

■
If the final share price is less than the initial share price by more than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing price of the underlying shares from the initial share price in excess of the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

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For example, if the final share price is 40% lower than the initial share price, investors will lose 30% of their principal and receive only $7.00 per Buffered PLUS, or 70% of the stated principal amount, at maturity.

January 2012	PS-11

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10  + Leveraged Upside Payment, subject to the Maximum Payment at Maturity;

Principal	Principal		Leverage Factor			Share Percent Increase

$10 +	$10	×	200%	×	(	final share price – initial share price initial share price	)

In no event will the leveraged upside payment result in a payment at maturity greater than the maximum payment at maturity of $14.50 to $15.00 per Buffered PLUS (145% to 150% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

 $10 Stated Principal Amount

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($10  ×  Share Performance Factor)  +  $1.00

Principal		Share Performance Factor

$10	×	final share price	+	$1.00
		initial share price

Because the share performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.  All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

January 2012	PS-12

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

 Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

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Buffered PLUS do not pay interest and you may lose up to 90% of the stated principal amount. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Citigroup Inc. If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the closing price of the underlying shares from the pricing date to the valuation date (as measured solely on those two dates) in excess of the buffer amount of 10%. Thus, you may lose up to 90% of the stated principal amount of each Buffered PLUS. See “How Buffered PLUS Work” above.

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Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $14.50 to $15.00 per Buffered PLUS, or 145% to 150% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 145% to 150% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 22.50% to 25.00% of the initial share price will not increase the return on the Buffered PLUS.

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Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From January 3, 2007 to January 20, 2012, the closing price of the underlying shares has been as low as $16.38 and as high as $66.69. The volatility of the price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of each Buffered PLUS, and possibly as low as $1.00 per Buffered PLUS, even if the underlying shares have appreciated over one or more periods during the term of the Buffered PLUS.

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The return on the Buffered PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity. The Buffered PLUS do not pay any periodic interest. As a result, if the final share price does not increase sufficiently from the initial share price, taking into account the leverage factor, the effective yield on the Buffered PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

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The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying shares, the share underlying index and the stocks that constitute the share underlying index, the dividend yield of the underlying shares and the stocks that constitute the share underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares, the share underlying index, the stocks that constitute the share underlying index or equities markets generally and that may affect the closing price of the underlying shares, interest and yield rates in the market, time remaining until the Buffered PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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The Buffered PLUS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Buffered PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Buffered PLUS.

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Investing in the Buffered PLUS exposes investors to risks associated with investments in securities with concentration in a single industry. The Buffered PLUS are subject to certain risks applicable to the gold and silver mining industry. All or substantially all of the stocks included in the share underlying index and that are generally tracked by the Market Vectors® Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and

January 2012	PS-13

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Market Vectors® Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the underlying shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Market Vectors® Gold Miners ETF invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

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Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.  As of January 20, 2012, the trailing 12-month dividend yield of the underlying shares was 0.2875%.  If this dividend yield were to remain constant for the term of the Buffered PLUS, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 0.5750% (calculated on a simple interest basis) by investing in the Buffered PLUS instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Buffered PLUS.

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Adjustments to the underlying shares or share underlying index could adversely affect the value of the Buffered PLUS. The investment adviser to Market Vectors® Gold Miners ETF, Van Eck Associates Corporation (the “Investment Adviser”), seeks to replicate as closely as possible the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks constituting the Market Vectors® Gold Miners ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. NYSE Euronext is responsible for calculating and maintaining the share underlying index. NYSE Euronext may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. In the event that the Market Vectors® Gold Miners ETF is liquidated or discontinued, the investor should also understand that NYSE Euronext may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
You will have no rights against the investment adviser to the Market Vectors® Gold Miners ETF or the publisher of the share underlying index.  You will have no rights against the Investment Adviser or the publisher of the share underlying index, even though your payment at maturity will depend upon the closing price of the underlying shares on the valuation date. The Investment Adviser and publisher of the underlying index are not in any way involved in this offering and have no obligations relating to the Buffered PLUS or the holders of the Buffered PLUS.

January 2012	PS-14

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

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The Market Vectors® Gold Miners ETF is not the same as the share underlying index.  The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the Market Vectors® Gold Miners ETF will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the Market Vectors® Gold Miners ETF may not fully replicate the share underlying index and may hold securities not included in the share underlying index.  In certain circumstances the performance of the Market Vectors® Gold Miners ETF may diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Market Vectors® Gold Miners ETF and the share underlying index or due to other circumstances.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Buffered PLUS are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share percent increase or share performance factor, as applicable, and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of successor shares in the event of delisting or suspension of trading in the underlying shares or calculation of the final share price in the event of a market disruption event, or termination of the Market Vectors® Gold Miners ETF, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. One or more of our affiliates expect to hedge our obligations under the Buffered PLUS and will carry out hedging activities related to the Buffered PLUS (and other instruments linked to the underlying shares, the share underlying index or the stocks that constitute the share underlying index), including trading in the underlying shares or the stocks that constitute the share underlying index, in swaps, futures and/or options contracts on the underlying shares, the share underlying index and/or the stocks that constitute the share underlying index, as well as in other instruments related to the underlying shares, the share underlying index and/or the stocks that constitute the share underlying index. Our affiliates also trade in the underlying share and the stocks that constitute the share underlying index and other financial instruments related to the underlying shares, the share underlying index and the stocks that constitute the share underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts.  If the IRS were

January 2012	PS-15

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of ownership and disposition of the Buffered PLUS might be affected materially and adversely.  As described above under “Tax considerations,” even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS may be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or settlement of the PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the PLUS. In addition, as described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should review carefully the section of the accompanying PLUS product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS (including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

January 2012	PS-16

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The Market Vectors® Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company that seeks to replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index, which we refer to as the share underlying index.  The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the Market Vectors® Gold Miners ETF will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the Market Vectors® Gold Miners ETF may not fully replicate the share underlying index and may hold securities not included in the share underlying index.  In certain circumstances the performance of the Market Vectors® Gold Miners ETF may diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Market Vectors® Gold Miners ETF and the share underlying index or due to other circumstances.  Information provided to or filed with the Commission by the Market Vectors® Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The Market Vectors® Gold Miners ETF uses a “passive” or indexing investment approach to attempt to approximate the investment performance of the share underlying index by investing in a portfolio of securities that generally replicates the share underlying index.  The Market Vectors® Gold Miners ETF normally invests at least 80% of its total assets in common stocks and ADRs of companies involved in the gold mining industry, and normally invests at least 80% of its total assets in securities that comprise the share underlying index.  The Market Vectors® Gold Miners ETF may also utilize convertible securities and participation notes to seek performance that corresponds to the share underlying index.  The Market Vectors® Gold Miners ETF may concentrate its investments in a particular industry or group of industries to the extent that the share underlying index concentrates in an industry or group of industries.

The following tables summarize the Market Vectors® Gold Miners ETF’s top holdings in individual securities and by country as of the dates listed below.

Top ten holdings in individual securities as of January 20, 2012
Holding	Percentage of Net Assets
Barrick Gold Corp ABX US	16.04%
Goldcorp Inc GG US	12.85%
Newmont Mining Corp NEM US	10.27%
Anglogold Ashanti Ltd AU US	5.88%
Randgold Resources Ltd GOLD US	4.93%
Yamana Gold Inc AUY US	4.79%
Cia De Minas Buenaventura Sa BVN US	4.74%
Gold Fields Ltd GFI US	4.74%
Silver Wheaton Corp SLW US	4.73%
Kinross Gold Corp KGC US	4.34%

Top five holdings by country as of September 30, 2011
Country	Percentage of Net Assets
Canada	63.9%
United States	14.5%
South Africa	13.0%
Peru	4.3%
United Kingdom	4.2%

Market Vectors® is a service mark of Van Eck Associates Corporation (“Van Eck”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares, the share underlying index or the stocks that constitute the share underlying index.  We have derived all disclosures contained in this pricing supplement regarding Van Eck, the underlying shares and the share underlying index from publicly available

January 2012	PS-17

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

documents.  In connection with the offering of the Buffered PLUS, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to Van Eck, the underlying shares, the share underlying index or the issuers of the stocks that constitute the share underlying index.  None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding Van Eck, the underlying shares, the share underlying index or the issuers of the stocks that constitute the share underlying index is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Van Eck, the underlying shares, the share underlying index or the issuers of the stocks that constitute the share underlying index could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with Van Eck or the issuers of the stocks that constitute the share underlying index.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Van Eck, the Market Vectors® Gold Miners ETF or the issuers of the stocks that constitute the share underlying index and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares or the issuers of the stocks that constitute the share underlying index.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of Van Eck, the underlying shares, the share underlying index and the issuers of the stocks that constitute the share underlying index as in your judgment is appropriate to make an informed decision with respect to an investment in the Buffered PLUS.

The NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, NYSE Alternext or quoted on the NASDAQ.  Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component Buffered PLUS, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1) the weight of any single component stock may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2) the component stocks are split into two subgroups – large and small – ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having an index weight greater than or equal to 5%. Small stocks are defined as having an index weight below 5%; and

(3) the aggregate weight of those component stocks which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total NYSE Arca Gold Miners Index value.

The NYSE Arca Gold Miners Index is calculated, published and maintained by NYSE Euronext or its affiliates, which is the index publisher. The NYSE Arca Gold Miners Index is reviewed quarterly so that the index components continue to represent the universe of companies involved in the gold mining industry. The index publisher may at any time and from time to time change the number of stocks comprising the group by adding or deleting one or more stocks, or replacing one or more stocks contained in the group with one or more substitute stocks of its choice, if in the index publisher’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

January 2012	PS-18

Buffered PLUS Based on the Market Vectors® Gold Miners ETF due January    , 2014
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high, low and end-of-quarter closing prices of the underlying shares for each quarter in the period from January 3, 2007 through January 20, 2012. The closing price of the underlying shares on January 20, 2012 was $52.18. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. Historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Market Vectors® Gold Miners ETF	High ($)	Low ($)	Period End ($)
2007
First Quarter	42.28	36.67	39.42
Second Quarter	42.74	37.03	37.89
Third Quarter	45.80	34.65	45.10
Fourth Quarter	52.48	42.64	45.85
2008
First Quarter	56.29	46.50	47.75
Second Quarter	51.40	42.38	48.52
Third Quarter	50.84	27.95	34.08
Fourth Quarter	33.96	16.38	33.88
2009
First Quarter	38.57	28.20	36.88
Second Quarter	44.55	30.95	37.76
Third Quarter	48.00	35.14	45.29
Fourth Quarter	54.78	41.87	46.21
2010
First Quarter	50.17	40.22	44.41
Second Quarter	54.07	46.36	51.96
Third Quarter	56.66	47.09	55.93
Fourth Quarter	63.80	54.28	61.47
2011
First Quarter	60.79	53.12	60.06
Second Quarter	63.95	51.80	54.59
Third Quarter	66.69	53.75	55.19
Fourth Quarter	63.32	50.07	51.43
2012
First Quarter (through January 20, 2012)	54.72	52.18	52.18

Additional Considerations

If no closing price of the underlying shares is available on the valuation date, the calculation agent may determine the final share price in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying shares are delisted, or trading of the underlying shares is suspended, the calculation agent may determine the final share price by reference to successor shares.  If the Market Vectors® Gold Miners ETF is liquidated or otherwise terminated, the calculation agent may determine the final share price in accordance with the procedures set forth in the PLUS product supplement.  You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the Underlying ETF Shares; Termination of the Underlying ETF” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Buffered PLUS, the Buffered PLUS will bear interest, payable upon demand of the beneficial owners of the Buffered PLUS in accordance with the terms of the Buffered PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

January 2012	PS-19

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying PLUS product supplement, prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this pricing supplement.

TABLE OF CONTENTS
Citigroup Funding Inc.
Page
Buffered PLUS Based on the
Market Vectors® Gold Miners ETF

Due January    , 2014
$10 Stated Principal Amount per Buffered PLUS

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
January   , 2012

(Including PLUS Product Supplement Dated May
16, 2011, Prospectus Supplement Dated May 12,
2011 and Prospectus Dated May 12, 2011)

Pricing Supplement
Summary Terms	PS-1
Investment Overview	PS-2
Market Vectors® Gold Miners ETF Overview	PS-2
Key Investment Rationale	PS-3
Summary of Selected Key Risks	PS-3
Fact Sheet	PS-5
How Buffered PLUS Work	PS-10
Payment at Maturity	PS-12
Risk Factors	PS-13
Information about the Underlying Shares	PS-17
Historical Information	PS-19
Additional Considerations	PS-19
PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31
Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28